UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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NEW YORK MORTGAGE TRUST, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1301 Avenue of the Americas
New York, New York 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2007

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of New York Mortgage Trust, Inc. (the “Company,” “we,” “our,” or “us”) on Thursday, June 14, 2007 at 9:30 a.m., local time, at The Warwick New York Hotel, 65 West 54th Street, New York, New York 10019 to consider and take action on the following:

1.

To elect nine members to the Board of Directors for a term of one year each;

2.

To consider and act upon a proposal to ratify and approve, the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.

To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on April 18, 2007 as the record date for determining the stockholders entitled to notice and to vote at the Annual Meeting. Only stockholders of record on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. You may vote by mail by completing and returning the enclosed proxy in the envelope provided. Please see the attached proxy statement for more details on how you can vote.

The Board of Directors appreciates and encourages your participation in the Company’s Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please complete, sign, date and return the enclosed proxy card to vote your shares by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Directors,

David A. Akre
Vice-Chairman and Co-Chief Executive Officer

New York, New York
April 27, 2007

TABLE OF CONTENTS

General Information	1
Proxy Solicitation	1
Purposes of the Annual Meeting	1
Voting	2
How to Vote Your Shares	2
How to Revoke Your Proxy	2
Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required	2
Proposal 1: Election of Directors	3
Nominees for Election as Directors	3
Proposal 2: Ratification and Approval of Appointment of Independent Registered Public Accounting Firm	6
Information on Our Board of Directors and Its Committees	7
Independence of Our Board of Directors	7
Executive Sessions of Our Non-Management Directors	7
Audit Committee	8
Compensation Committee	8
Nominating & Corporate Governance Committee	8
Other Committees	9
Code of Business Conduct and Ethics	9
Availability of Corporate Governance Materials	9
Director Nominations	9
Communications with Our Board of Directors	10
Stockholder Proposals for Our 2008 Annual Meeting	10
Directors Attendance at Meetings of our Board of Directors and Annual Meeting	11
Certain Relationships and Related Transactions	11
Termination of Escrow Agreement and Release of Escrow Shares	11
Approval of Related Party Transactions	11
Compensation of Directors	12
Section 16(a) Beneficial Ownership Reporting Compliance	13
Executive Officers	13
Share Ownership of Directors and Executive Officers	13
Share Ownership by Certain Beneficial Owners	15
Executive Compensation	15
Compensation Discussion and Analysis	16
Summary Compensation Table	19
Additional Compensation Agreements	21
Potential Payments Upon Termination or a Change in Control	24
Compensation Committee Report	25
Compensation Committee Interlocks and Insider Participation	25
Audit Committee Report	26
Relationship With Independent Registered Public Accounting Firm	27
Principal Accountant Fees and Services	27
Policies and Procedures	27
Other Matters	27
Annual Report	28
“Householding” of Proxy Statement and Annual Reports	28

i

1301 Avenue of the Americas
New York, New York 10019

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Warwick New York Hotel, 65 West 54th Street, New York, New York 10019 on Thursday, June 14, 2007 at 9:30 a.m., local time, and at any adjournment and postponement thereof. Our Board of Directors is requesting that you allow your shares to be represented and voted at the Annual Meeting by the proxies named on the enclosed card. This proxy statement and the accompanying proxy card were first sent to stockholders on or about April 27, 2007. Our Board of Directors is requesting that you allow your shares to be represented and voted at the Annual Meeting by the proxies named on the enclosed card.

The mailing address of our principal executive offices is 1301 Avenue of the Americas, New York, New York 10019. We maintain an internet website at www.nymtrust.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

The Company will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees, at no additional compensation, by telephone, personal interviews or otherwise. Banks, brokers or other nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to: (1) elect nine members to the Board of Directors; (2) ratify and approve the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and (3) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

You may vote your shares at our Annual Meeting in person. If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy. If you hold your shares in your own name as a holder of record, you may instruct the proxies to vote your shares by completing, signing, dating and mailing the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein. If the proxy card is signed, dated and returned, but voting directions are not made, the proxy will be voted “for” each of the director nominees, “for” ratification and approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 and in such manner as the proxy holders named on the enclosed proxy card, in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. To vote in person, you must attend our Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

How to Revoke Your Proxy

If you have already returned your proxy to us, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•

by notifying our Secretary in writing that you would like to revoke your proxy;

•

by completing a proxy card with a later date and by returning it to us at or before our Annual Meeting; or

•

by attending our Annual Meeting and voting in person. (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)

If your shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required

Our Board of Directors has fixed the close of business on April 18, 2007 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on April 18, 2007, the Company had outstanding 18,077,880 shares of common stock. On all matters to come before the Annual Meeting, each holder of common stock will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.

The representation in person or by proxy of a majority of the votes entitled to be cast on the matters to be considered at the meeting is necessary to provide a quorum for voting at the Annual Meeting. If you have returned valid proxy instructions or if you hold your common stock in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

The vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. There is no cumulative voting in the election of directors.

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is necessary for ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

For purposes of the election of directors and ratification of the appointment of our independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Under applicable New York Stock Exchange rules (the exchange on which our common stock is traded), brokers, banks or other nominees (collectively referred to as “brokers”) holding shares of our common stock for beneficial owners in nominee or “street” name must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner may not receive voting instructions from the beneficial owner and under the NYSE’s rules may not have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” Since the election of directors and the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm are routine matters for which specific instructions from beneficial owners are not required under the NYSE’s rules, no broker non-votes will arise in the context of voting for the nine director nominees or the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2007.

If you do not provide voting instructions to your broker for our common stock held in nominee or street name, your brokerage firm may either (1) vote your shares on routine matters, including this year’s election of directors and the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm or (2) leave your shares unvoted. As discussed above, if you do not provide specific voting instructions to your broker and your broker returns the signed proxy card, but leaves your shares unvoted, the named proxy holders will vote your shares in their discretion. To be certain that your shares are voted at our Annual Meeting, we encourage you to provide instructions to your brokerage firm or return your proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

On March 31, 2007, we closed on the previously announced sale of our retail mortgage lending business to IndyMac Bank, F.S.B., or Indymac, which effectively resulted in our exit from the mortgage lending business. In connection with this transaction, Mr. Steven B. Schnall, our Chairman, President and Co-Chief Executive Officer, resigned from his executive position with us and assumed an executive role with Indymac. Concurrent with Mr. Schnall’s resignation, Mr. Steven R. Mumma, who had been serving as our Chief Financial Officer, assumed the roles of President and Co-Chief Executive Officer of our Company. On March 28, 2007, in connection with Mr. Mumma’s promotion, the Board of Directors elected Mr. Mumma to the Board of Directors, filling a seat vacated in July 2005. Mr. Schnall continues to serve our Board of Directors as its non-executive Chairman, and David A. Akre continues to serve as Vice Chairman and Co-Chief Executive Officer.

The Board of Directors has fixed the number of directors at nine. The nine persons named below are nominated to serve on the Board of Directors until the 2008 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified. Each nominee is currently a director of our company. The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable, or will decline to serve, if elected.

Nominees for Election as Directors

The following table sets forth the names and biographical information concerning each of the directors nominated for election at the Annual Meeting:

Name	Principal Occupation	Director Since	Age

David A. Akre	Vice Chairman and Co-Chief Executive Officer of the Company	2003	49
David R. Bock	Chief Financial Officer, I-Trax, Inc.	2004	63
Alan L. Hainey	Owner and Manager, Carolina Dominion LLC	2004	61
Steven R. Mumma	Co-Chief Executive Officer, President and Chief Financial Officer of the Company	2007	48
Steven G. Norcutt	Executive Vice President and Chief Operating Officer, Centennial Mortgage Funding, Inc.	2004	47
Mary Dwyer Pembroke	Chief of Staff of the Council on Foundations	2004	49
Steven B. Schnall	Chairman of the Board of the Company, Chief Executive Officer of The New York Mortgage Company, a division of IndyMac Bank, F.S.B.	2003	40
Jerome F. Sherman	Independent financial consultant	2004	67
Thomas W. White	Senior Advisor, Beekman Advisors	2004	69

David A. Akre is Vice-Chairman of our Board of Directors and is our Co-Chief Executive Officer, a position he has held since our formation in 2003. Prior to co-founding our company, Mr. Akre served as Vice President in Capital Markets at Thornburg Mortgage Corporation, a publicly traded residential mortgage REIT, from 1997 to 2003. From 1995 to 1997, Mr. Akre was a whole loan trader at Principal Asset Markets, a subsidiary of Principal Life, a boutique whole loan broker-dealer located in New Jersey. From 1988 to 1995, Mr. Akre served in a variety of positions, including Vice President, with GE Capital Mortgage Corporation. These positions included responsibility for mortgage pipeline hedging, bidding bulk fixed-rate loan pools, securitization of specific mortgage portfolios for public pension funds, and brokering loans between mortgage insurance clients. From 1985 to 1988, Mr. Akre worked in institutional taxable fixed income sales for Security Pacific Merchant Bank in New York, and prior to that, Mr. Akre worked in mortgage origination for three mortgage banking companies in New York. Mr. Akre received a B.S. in nautical science from the United States Merchant Marine Academy.

David R. Bock has served as a member of our board of directors since completion of our initial public offering (“IPO”) in June 2004. Mr. Bock is Chief Financial Officer of I-Trax, Inc., a publicly traded (AMEX) healthcare company, a position he has held since 2004. From 1995 to 2004, Mr. Bock was a managing Partner of Federal City Capital Advisors, a strategic consulting and advisory firm. From 2000 to 2002, Mr. Bock also served as Executive Vice President and Chief Financial Officer of Pedestal Inc., an online mortgage-backed securities trading platform. From 1992 to 1995, Mr. Bock served as a Managing Director at Lehman Brothers. Prior to joining Lehman Brothers, Mr. Bock served as Director, Operations Staff at The World Bank, where he was responsible for integrating policy, strategy and budget across four geographic regions and where he served as a member of the bank’s senior management investment committee. Mr. Bock also served in a number of other management positions at The World Bank from 1974 to 1979 and 1982 to 1989 including Director, Bank Group Financial Policy, Director, Country Debt Restructuring and Liability Management and Division Chief, Funding Strategy. From 1979 to 1982, Mr. Bock was a partner of Atlantic Resources, a merchant bank focused on energy, agriculture and transportation projects in the Mid-Atlantic region of the U.S. Prior to this, Mr. Bock was an associate at McKinsey & Company. Mr. Bock received a B.A. in Philosophy from the University of Washington and M.Phil. in Economics from Oxford University, where he was a Rhodes Scholar.

Alan L. Hainey has served as a member of our board of directors since completion of our IPO in June 2004. Mr. Hainey is the owner and manager of Carolina Dominion, LLC, a real estate brokerage development and investment firm that he founded in 2004. In 2001, Mr. Hainey incorporated and funded the Merrill L. Hainey Family Foundation, a not-for-profit charitable organization dedicated to academic achievement through scholarships, where he continues to serve as President. From 1996 to 2000, Mr. Hainey operated an independent consulting practice providing advisory and marketing services to clients engaged in insurance, mortgage finance and investment management. From 1990 to 1996, Mr. Hainey served as President and Chief Operating Officer of GE Capital’s mortgage banking businesses and was a member of the GE Capital corporate executive council. From 1983 to 1990, Mr. Hainey served as President of GE Capital Mortgage Securities. Mr. Hainey received a B.A. with honors and a J.D. from the University of Missouri and a Master of Management with distinction from the Kellogg School of Northwestern University.

Steven R. Mumma is our President, Co-Chief Executive Officer and Chief Financial Officer. Mr. Mumma was named President and Co-Chief Executive Officer effective March 31, 2007 after the divestiture of the Company’s mortgage lending business, and has served as Chief Financial Officer since November 2006. Prior to serving the Company in his current capacity, Mr. Mumma served as our Chief Investment Officer, a position to which he was named in July 2005, and Chief Operating Officer, commencing in November 2003. From September 2000 to September 2003, Mr. Mumma was a Vice President of Natexis ABM Corp, a wholly-owned subsidiary of Natexis Banques Populaires. From 1997 to 2000, Mr. Mumma served as a Vice President of Mortgage-Backed Securities trading for Credit Agricole. Prior to joining Credit Agricole, from 1988 to 1997, Mr. Mumma was a Vice President of Natexis ABM Corp. Prior to joining Natexis ABM Corp., from 1986 to 1988, Mr. Mumma was a Controller for PaineWebber Real Estate Securities Inc., the mortgage-backed trading subsidiary of PaineWebber Inc. Prior to joining PaineWebber, from 1984 to 1985, Mr. Mumma worked for Citibank in its Capital Markets Group, as well as for Ernst & Young. Mr. Mumma is a certified public accountant, and received a B.B.A. cum laude from Texas A&M University.

Steven G. Norcutt has served as a member of our board of directors since completion of our IPO in June 2004. Since May 2001, Mr. Norcutt has served as Executive Vice President and Chief Operating Officer of Centennial Mortgage and Funding, Inc., a residential mortgage banking company based in Minnesota. Mr. Norcutt’s responsibilities at Centennial Mortgage and Funding, Inc., include oversight of firm profitability, diversification of product mix, recruiting, technology, production management, financial management and financial reporting. Prior to joining Centennial Mortgage and Funding, Inc., Mr. Norcutt served as Senior Vice President and Portfolio Manager of Structured Finance for Reliastar Investment Research, Inc. from 1993 through 2001. Mr. Norcutt joined Reliastar Investment Research, Inc. in 1988 as Vice President and Portfolio Manager of Residential Mortgage Loans. Mr. Norcutt received a M.B.A. in Finance from the University of Minnesota and a B.S. in Finance from St. Cloud State University.

Mary Dwyer Pembroke has served as a member of our board of directors since completion of our IPO in June 2004. Ms. Pembroke serves as Chief of Staff of the Council on Foundations, a position to which she was named in February 2006. Prior to this, Ms. Pembroke was Director of the Campaign for Special Olympics, a position she held from March 2004 until January 2006. Ms. Pembroke has served as a government relations strategist for the Student Loan Marketing Association from 2003 to 2004 and served as Counsel, Government Relations for BlackBird Technologies from 2001 to 2003. From 2001 to 2002, Ms. Pembroke served as a government relations consultant for Freddie Mac and from 1994 to 2001 Ms. Pembroke served as the Director, Government Relations for Freddie Mac. Prior to her service with Freddie Mac, Ms. Pembroke served as a Manager, International Risk Assessment with FMC Corporation, a Manager, Government Relations and Community Development with Citibank, counsel to the Housing and Urban Affairs Subcommittee of the United States Senate Banking Committee and as a legislative assistant to a United States Congressman. Ms. Pembroke received a B.A. in History, Political Science and French from Marquette University and a J.D. from Marquette University.

Steven B. Schnall is the non-executive Chairman of our Board of Directors. Effective March 31, 2007, in connection with the sale of our retail mortgage lending business to IndyMac Bank, F.S.B., Mr. Schnall resigned his executive positions with our company and was named Executive Vice President of IndyMac Bank, F.S.B. and Chief Executive Officer of The New York Mortgage Company, a division of IndyMac Bank, F.S.B. Mr. Schnall has served as our Chairman since our formation in 2003, and prior to resigning his executive position with us, served as our Co-Chief Executive Officer (since 2003) and President (since 2005). Prior to co-founding our Company, Mr. Schnall co-founded The New York Mortgage Company, LLC (“NYMC”) in 1998, where he has served, since inception, as President and Chief Executive Officer. From 1992 until 1998, Mr. Schnall founded and served as the President of New York Mortgage Corp., one of the predecessors of NYMC. Prior to forming New York Mortgage Corp. in 1992, Mr. Schnall worked for Price Waterhouse, a big eight public accounting firm. Mr. Schnall received a B.S. cum laude in accounting from the University of Florida.

Jerome F. Sherman has served as a member of our board of directors since completion of our IPO in June 2004. Since May 1999, Dr. Sherman has worked as a financial consultant to various corporations and as an economic and financial expert in litigation matters. Prior to that time, Dr. Sherman spent 29 years teaching both undergraduate and graduate finance courses at Creighton University and the University of Nebraska-Lincoln. Prior to that time, Dr. Sherman spent five years as a registered representative and owner of a small brokerage firm and five years in the research and corporate finance departments of two regional brokerage firms. Dr. Sherman has served on a variety of corporate and civic boards in Omaha and other locations in the Midwest. Dr. Sherman has served as an economic and financial expert in more than 1,500 legal proceedings during the past thirty years. Dr. Sherman received a B.S. in Mathematics from Regis College, a M.A. in Finance and Economics from Memphis State University and a Ph.D. in Finance from the University of Mississippi.

Thomas W. White has served as a member of our board of directors since completion of our IPO in June 2004. Since 2003, Mr. White has served as Senior Advisor to Beekman Advisors, a strategic financial advisory and investment management firm focused on the affordable housing sector. Since 2001, Mr. White has served as a member of the board of trustees of Centerline Capital Group (NYSE: CHC) where he also serves as Chairman of the board’s investment committee. Mr. White also serves on the board of directors of Enterprise Investment Inc., a for-profit subsidiary of the non profit Enterprise Partnerships Inc., formerly the Enterprise Foundation, a privately-held company. In 2001, Mr. White retired as a Senior Vice President of Fannie Mae where he served in a variety of positions since 1987. From 1986 to 1987, Mr. White served as an investment banker with Bear Stearns, Inc. From 1979 to 1986, Mr. White was the executive vice president of the National Council of State Housing Agencies. Mr. White received a B.A. in History from Wayne State University.

Our Board of Directors recommends that stockholders vote “FOR” the election of each of the nominees.

PROPOSAL 2: RATIFICATION AND APPROVAL OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP as our company’s independent registered public accounting firm for the year ending December 31, 2007. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Deloitte & Touche LLP as the independent registered public accounting firm of our company. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors. For additional information regarding our independent registered public accounting firm, see “Relationship with Independent Registered Public Accounting Firm” below.

We expect that a representative of Deloitte & Touche LLP will be present at our annual meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Our Board of Directors recommends that you vote FOR the ratification and approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007.

INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of Our Board of Directors

Our Bylaws and Corporate Governance Guidelines and the listing standards of the New York Stock Exchange require that a majority of our directors be independent. Our Board of Directors has adopted the categorical standards prescribed by the NYSE to assist the Board in evaluating the independence of each of the directors. The categorical standards describe various types of relationships that could potentially exist between a board member and our company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and the Board determines, taking into account all facts and circumstances, that no other material relationship between our company and the director exists of a type not specifically mentioned in the categorical standards, including certain business relationships for which disclosure is required in this proxy statement, the Board of Directors will deem such person to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:

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a director who is, or who has been within the last three years, an employee of our company, or whose immediate family member is, or has been within the last three years, an executive officer, of the Company;

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a director who has received or who has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from our company (excluding director and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);

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(i) a director who is or whose immediate family member is a current partner of a firm that is our company’s internal or external auditor; (ii) a director who is a current employee of such a firm; (iii) a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) a director who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our company’s audit within that time;

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a director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our company’s present executives at the same time serves or served on that company’s compensation committee; or

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a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, our Board of Directors has determined that the following members of our Board are independent: David R. Bock, Alan L. Hainey, Steven G. Norcutt, Mary Dwyer Pembroke, Jerome F. Sherman and Thomas W. White. We presently have nine directors, including these six independent directors.

Our Board of Directors has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are reported to the Board of Directors, usually at the meeting following such action.

Executive Sessions of Our Non-Management Directors

The non-management directors of our Board of Directors will occasionally meet in executive sessions that exclude members of the management team. There were six (6) executive sessions held during the year ended December 31, 2006. Our Board of Directors has determined that a Discussion Leader should chair all meetings of non-management directors. During these meetings, the Discussion Leader has the power to lead the meeting, set the agenda and determine the information to be provided. The Discussion Leader position rotates among the chairs of each of the independent Board Committees in the following order: Nominating & Corporate Governance Committee, Compensation Committee and Audit Committee. Stockholders and other interested persons may contact the Discussion Leader in writing by mail c/o New York Mortgage Trust, Inc., 1301 Avenue of the Americas, New York, New York 10019, Attention: A. Bradley Howe, Secretary. All such letters will be forwarded to the Discussion Leader for the next meeting of our non-executive management directors.

Audit Committee

The Audit Committee of the Board of Directors is comprised of Messrs. Sherman (Chairman), Bock and Norcutt. Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence requirements for Audit Committee members set forth in the rules of the Securities and Exchange Commission (“SEC”), the listing standards of the NYSE and our Bylaws and Corporate Governance Guidelines, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that each of Messrs. Bock and Sherman is an “audit committee financial expert” as that term is defined in the SEC rules. The Audit Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Audit Committee include, among other things:

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serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting process and related internal control systems and the performance generally of our internal audit function;

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overseeing the audit and other services of our independent registered public accounting firm and being directly responsible for the appointment, independence, qualifications, compensation and oversight of our independent registered public accounting firm, who will report directly to the audit committee;

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providing an open means of communication among our independent registered public accounting firm, accountants, financial and senior management, our internal audit and our corporate compliance areas and our Board of Directors;

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resolving any disagreements between our management and our independent registered public accounting firm regarding our financial reporting;

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meeting at least quarterly with our senior executives, internal audit staff and independent registered public accounting firm; and

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preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholder meeting.

The Audit Committee met eleven (11) times during the year ended December 31, 2006, and each of the members attended 75% or more of the meetings.

For more information, please see “Audit Committee Report” beginning on page 28.

Compensation Committee

The Compensation Committee of the Board of Directors is comprised of Messrs. White (Chairman), Bock, Hainey, Norcutt and Sherman and Ms. Pembroke. Our Board of Directors has determined that each of the Compensation Committee members is independent in accordance with the Company’s independence criteria discussed above under “— Independence of Our Board of Directors.” The Compensation Committee operates under a written charter adopted by our Board of Directors. In addition, the Compensation Committee administers our incentive compensation plans and equity-based compensation plans and programs, including our 2005 Stock Incentive Plan (the “2005 Plan”). The Committee’s basic responsibility is to assure that our Co-Chief Executive Officers, other officers and key management are compensated fairly and effectively in a manner consistent with our company’s stated compensation strategy, competitive practice, applicable regulatory requirements and performance results.

The Compensation Committee met five (5) times during the year ended December 31, 2006, and each of the members attended all meetings.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of the Board of Directors is comprised of Ms. Pembroke (Chairwoman) and Messrs. Hainey, Norcutt, Sherman and White. Our Board of Directors has determined that each of the Nominating & Corporate Governance Committee members is independent in accordance with the Company’s independence criteria discussed above under “— Independence of Our Board of Directors.” The Nominating &

Corporate Governance Committee operates under a written charter adopted by our Board of Directors. Among other duties, this committee:

•

identifies, selects, evaluates and recommends to our Board of Directors candidates for service on our Board; and

•

oversees the evaluation of our Board of Directors and management.

The Nominating & Governance Committee met seven (7) times during the year ended December 31, 2006, and each of the members attended all meetings.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board of Directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our executive officers, including our principal executive officers and principal financial officer, and to our other employees. We have also adopted a Code of Ethics for Senior Financial Officers, including the principal financial officer. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of either of these Code of Ethics applicable to our co-chief executive officers and chief financial officer by posting such information on our website at www.nymtrust.com, Investor Relations, Corporate Governance.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers, on our website at www.nymtrust.com, and these documents are available in print to any stockholder upon request by writing to New York Mortgage Trust, Inc., 1301 Avenue of the Americas, New York, New York 10019, Attention: A. Bradley Howe, Secretary. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Nominations

The Nominating & Corporate Governance Committee of the Board of Directors performs the functions of a nominating committee, including identifying, evaluating and recommending to our Board of Directors candidates for service on our Board of Directors who satisfy the qualification requirements described in our Corporate Governance Guidelines.

The Nominating & Corporate Governance Committee’s charter provides that the committee will consider candidates recommended by stockholders for service on our Board of Directors. Stockholders should submit any such recommendations for the consideration of the Nominating & Corporate Governance Committee through the method described under “Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of directors at the 2008 Annual Meeting of Stockholders may nominate persons for election to the Board of Directors if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2008 Annual Meeting” below.

The Nominating & Corporate Governance Committee evaluates all director candidates in accordance with the directors qualification standards described in our Corporate Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Nominating & Corporate Governance Committee will evaluate a candidate’s independence, diversity, skills and experience in the context of the Board of Directors’ needs.

Communications with Our Board of Directors

Our Board of Directors has approved unanimously a process for stockholders to send communications to our Board. Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing c/o New York Mortgage Trust, Inc., 1301 Avenue of the Americas, New York, New York 10019, Attention: A. Bradley Howe, Secretary. The Company does not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

Stockholder Proposals for Our 2008 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2008 Annual Meeting of Stockholders, provided that these proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Stockholders intending to submit proposals for presentation at our 2008 Annual Meeting of Stockholders, scheduled to be held in June 2008, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before December 28, 2007 for inclusion in our proxy statement and the form of proxy relating to our 2008 Annual Meeting. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 28, 2007 for inclusion in our proxy materials for our 2008 Annual Meeting of Stockholders.

Although stockholder proposals received by us after December 28, 2007 will not be included in our proxy statement or proxy card for the 2008 Annual Meeting of Stockholders, stockholder proposals may be included in the agenda for the 2008 Annual Meeting of Stockholders if properly submitted in accordance with our Bylaws. Our Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of our Bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o New York Mortgage Trust, Inc., 1301 Avenue of the Americas, New York, New York 10019, Attn: Secretary, not earlier than December 28, 2007, and not later than January 28, 2008. The stockholder filing the notice of nomination must include:

•

As to the stockholder giving the notice:

•

the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•

the class, series and number of shares of stock of our company beneficially owned by that stockholder and/or stockholder associated person; and

•

to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice; and

•

As to each person whom the stockholder proposes to nominate for election as a director:

•

the name, age, business address and residence address of the person;

•

the class, series and number of shares of stock of our company that are beneficially owned by the person;

•

the date such shares were acquired and the investment intent of such acquisition;

•

all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•

the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by us within the time limits described above. That notice must include:

•

the information described above with respect to the stockholder proposing such business;

•

a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•

any material interest of the stockholder in such business.

Directors Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held sixteen (16) meetings, including four regularly scheduled quarterly meetings, during 2006. All incumbent directors attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during 2006, except for Mr. Mumma, who became a director effective March 31, 2007.

The Company has a policy that directors attend the Annual Meeting of Stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Termination of Escrow Agreement and Release of Escrow Shares

Concurrent with the closing of the Company’s initial public offering, 100,000 of the 2,750,000 shares exchanged for the equity interests of NYMC, were placed in escrow through December 31, 2004 and were available to satisfy any indemnification claims the Company may have had against Steven B. Schnall, the Company’s Chairman and former President and Co-Chief Executive Officer, Joseph V. Fierro, the former Chief Operating Officer of NYMC, and each of their affiliates, as the contributors of NYMC, for losses incurred as a result of defaults on any residential mortgage loans originated by NYMC and closed prior to the completion of the initial public offering. As of December 31, 2004, the amount of escrowed shares was reduced by 47,680 shares, representing $493,000 for estimated losses on loans closed prior to the Company’s initial public offering. Around the same time, the contributors of NYMC amended the escrow agreement to extend the escrow period to December 31, 2005 for the remaining 52,320 shares. On or about December 31, 2005, the escrow period was extended for an additional year to December 31, 2006. In September, 2006 the Company concluded that all indemnification claims related to the escrowed shares were finally determined and that no additional losses were incurred by the Company as a result of defaults on any residential mortgage loans originated by NYMC and closed prior completion of the initial public offering and thereby concluded that no further indemnification was necessary. The termination of the escrow agreement and release of the remaining 52,320 shares to the contributors was unanimously approved by the disinterested members of our Board of Directors on October 27, 2006.

Approval of Related Party Transactions

Each of our directors, director nominees and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. If we believe a transaction is significant to us and raises particular conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent board committee which has the right to engage its own legal and financial counsel to evaluate and approve the transaction. In addition, under our Code of Business Conduct and Ethics, it is the Company’s policy that any transaction involving a potential conflict of interest be submitted to our Board of Directors, or a designated committee thereof, for review.

COMPENSATION OF DIRECTORS

As compensation for serving on our Board of Directors in 2006, each of our non-employee directors received an annual retainer of $25,000. Prior to March 28, 2006, each of our non-employee directors received a fee of $1,000 for each full board meeting and any committee meetings on the same day attended in person, a fee of $750 for each committee meeting attended in person and that occurred on a date different from a full board meeting date and a fee of $500 for each full board or committee meeting attended telephonically. Effective March 28, 2006, as compensation for serving on our Board of Directors, each of our non-employee directors began receiving a fee of $1,000 for each full board meeting attended in person or telephonically and a fee of $1,000 for each committee meeting attended in person or telephonically, provided such committee meeting occurred on a date different from a full board meeting date. In the case of quarterly meetings, which are normally held over two days and include multiple committee meetings, our non-employee directors will receive a fee of $2,000 regardless of the number of board and committee meetings held on those days. When multiple board and/or committee meetings are held on days other than on the days of the regularly scheduled quarterly board meetings, our non-employee directors will receive a maximum fee of $1,000 per day regardless of the number of board and committee meetings held on that day. The chairpersons of the Audit, Compensation and Nominating & Corporate Governance committees will received annual retainers of $7,500, $6,000 and $5,000, respectively, for their service. Our directors have been, and will continue to be, reimbursed by us for reasonable out-of-pocket expenses incurred in connection with their service on the Board of Directors and any and all committees.

Since completion of our initial public offering, it has been our policy to provide each of our non-employee directors with annual stock awards valued at $15,000. In each of the years ended December 31, 2006 and 2005, we granted 2,500 shares of our common stock to each of our non-employee directors with a grant date fair market value of $20,325 and $10,425, respectively. Accordingly, during fiscal year 2007, we expect to provide each of our non-employee directors with stock awards equal in value to $14,250. There has been no change in the fees payable by us to our non-employee directors in 2007.

The following table presents information relating to total compensation of our directors for the fiscal year ended December 31, 2006. Messrs. Schnall, and Akre received no compensation for their service on the Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total

David R. Bock	$49,500	$10,425	—	—	—	—	$59,925
Alan L. Hainey	$45,000	$10,425	—	—	—	—	$55,425
Steven G. Norcutt	$50,000	$10,425	—	—	—	—	$60,425
Mary Dwyer Pembroke	$50,000	$10,425	—	—	—	—	$60,425
Jerome F. Sherman	$57,500	$10,425	—	—	—	—	$67,925
Thomas W. White	$51,000	$10,425	—	—	—	—	$61,425

——————

(1)

In accordance with SFAS No. 123(R), the amounts in this column reflect the compensation expense for our directors recognized in the Company’s audited financial statements for the year ended December 31, 2006. Stock awards to our non-employee vest in full on the grant date. Assumptions used in the calculation of these amounts are included in Footnote 20 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 2, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the Securities and Exchange Commission and to the New York Stock Exchange. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2006.

Based on our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2006.

EXECUTIVE OFFICERS

The following table contains information regarding our executive officers. These officers are appointed annually by our Board of Directors and serve at the Board’s discretion.

Name	Age	Position

David A. Akre	49	Vice Chairman of the Board and Co-Chief Executive Officer
Steven R. Mumma	48	President, Co-Chief Executive Officer and Chief Financial Officer
A. Bradley Howe	38	Senior Vice President, General Counsel and Secretary

For information on Messrs. Akre and Mumma, please see their respective biographical descriptions provided above under the caption “Proposal 1: Election of Directors ― Nominees for Election as Directors.

A. Bradley Howe is our General Counsel, a position he has held since October 2005, Senior Vice President, a position to which he was named in March 2006, and Secretary, a position to which he was named in November 2006. From March 2004 to September 2005, Mr. Howe was a Vice President and General Counsel of Hanover Capital Mortgage Holdings, Inc. From April 1999 to February 2004, Mr. Howe was Vice President and Assistant General Counsel of Covanta Projects, Inc. Prior to joining Covanta Projects, Mr. Howe worked with the law firm of Kelley, Drye & Warren LLP and prior to that with the law firm of Hunton & Williams LLP. Mr. Howe received an A.B. in Economics from Princeton University and a J.D. from Boston University.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of April 18, 2007, regarding our common stock owned of record or known by us to be owned beneficially by each director and nominee for director, each executive officer and all directors, nominees and executive officers as a group. At April 18, 2007, we had 18,077,880 shares of common stock outstanding. Except as set forth in the footnotes to the table below, each of the stockholders identified in the table has sole voting and investment power over the common stock beneficially owned by that person. The address for each individual listed below is: c/o New York Mortgage Trust, Inc., 1301 Avenue of the Americas, New York, New York 10019.

Beneficial Owners	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Class(1)

Steven B. Schnall(2)	2,226,626		12.3%
Joseph V. Fierro(3)	959,326		5.3%
David A. Akre(4)	99,803		*
Steven R. Mumma(5)	33,417		*
Jerome F. Sherman(6)	17,500		*
Steven G. Norcutt(6)	10,000		*
Mary Dwyer Pembroke(6)	9,900		*
Alan L. Hainey(6)	9,500		*
Thomas W. White(6)	8,000		*
David R. Bock(6)	7,500		*
All directors and executive officers as a group (12 persons)(7)	3,381,572	(1)(2)(3)(4) (5)(6)(7)	18.7%

——————

*

Represents less than one percent of our issued and outstanding shares.

(1)

All amounts shown in this column include shares obtainable upon exercise of stock options or any other right currently exercisable or exercisable within 60 days of April 1, 2007. Percent ownership assumes that all shares obtainable upon exercise of stock options or any other right currently exercisable or exercisable within 60 days of April 1, 2007 are obtained by such person, but assumes that none of the shares obtainable by other persons (listed in this table) upon exercise of stock options or any other right currently exercisable or exercisable within 60 days of April 1, 2007 are obtained. In calculating the percentage of class for our directors, our director nominees and our executive officers as a group, we have included all of the shares owned beneficially by each person listed in this table, except for those shares beneficially owned by Mr. Wirth, who ceased to be employed by us effective November 3, 2006.

(2)

Includes 1,855,000 shares issued to Mr. Schnall and his affiliate in connection with our acquisition of the outstanding membership interests in NYMC. Includes 123,550 fully vested stock options granted to Mr. Schnall upon completion of our IPO with an exercise price equal to our IPO price of $9.00. Includes 140,000 shares of our common stock purchased by Mr. Schnall in our IPO through a directed share program.

(3)

Includes 795,000 shares issued to Mr. Fierro and his affiliate in connection with our acquisition of the outstanding membership interests in NYMC. Includes 52,950 fully vested stock options granted to Mr. Fierro upon completion of our IPO having an exercise price equal to our IPO price of $9.00. Includes 60,000 shares of our common stock purchased by Mr. Fierro in our IPO through a directed share program.

(4)

Includes 95,583 shares of restricted stock granted to Mr. Akre upon completion of our IPO less 8,380 shares to satisfy the income tax witholding for this restricted stock grant. The restricted stock award vested one-third upon grant, with the balance of the restricted stock vesting ratably over three years from the date of grant.

(5)

Includes 29,597 shares of restricted stock granted to Mr. Mumma upon completion of our IPO. The restricted stock award vested one-third upon grant, with the balance of the restricted stock vesting ratably over three years from the date of grant.

(6)

Includes 2,500 shares of stock granted to each of Mr. Bock, Mr. Hainey, Mr. Norcutt, Ms. Pembroke, Mr. Sherman and Mr. White, respectively, upon completion of our IPO. Includes 2,500 shares of stock granted to each of Mr. Bock, Mr. Hainey, Mr. Norcutt, Ms. Pembroke, Mr. Sherman and Mr. White, respectively, as compensation for serving as members of our Board of Directors in 2005. Includes 2,500 shares of stock granted to each of Mr. Bock, Mr. Hainey, Mr. Norcutt, Ms. Pembroke, Mr. Sherman and Mr. White, respectively, as compensation for serving as members of our Board of Directors in 2006.

(7)

The number of persons accounted for in this line item includes A. Bradley Howe and Michael I. Wirth, each of whom is listed as a named executive officer in the Summary Compensation Table below. As of April 18, 2007, Messrs. Howe and Wirth did not own or have beneficial ownership of any of our common stock. As of November 3, 2006, Mr. Wirth ceased to be an employee of the Company.

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

To our knowledge, based solely upon information filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, beneficial owners of more than 5% of our common stock as of April 10, 2007, are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

NWQ Investment Management Company, LLC(1)	2,589,535	14.3%
2049 Century Park East, 4th Floor
Los Angeles, CA 90067
Wellington Management Company, LLP(2)	1,322,000	7.3%
75 State Street
Boston, MA 02109
Huntleigh Advisors, Inc.(3)	1,016,414	5.6%
7800 Forsyth Blvd., 5th Floor
St. Louis, MO 63105

——————

(1)

Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007 by NWQ Investment Management Company, LLC. The Schedule 13G/A indicates that the reporting entity has sole voting power over 2,380,635 shares of common stock and sole dispositive power over 2,589,535 shares of common stock.

(2)

Information based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006 by Wellington Management Company, LLP. The Schedule 13G indicates that the reporting entity has shared voting power to vote over 1,066,300 shares of common stock and shared dispositive power over 1,322,000 shares of common stock.

(3)

Information based on a Schedule 13G filed with the Securities and Exchange Commission on March 23, 2007 by Huntleigh Advisors, Inc. The Schedule 13G indicates that the reporting entity has sole voting power over 591,714 shares of common stock and shared dispositive power over 663,414 shares of common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Company’s Compensation Committee assumed responsibility for executive officer compensation matters upon completion of the Company’s initial public offering (“IPO”) in June 2004, and the Company’s executive compensation programs have been administered by the Compensation Committee since that time. The Compensation Committee is responsible for establishing and administering policy, on an annual basis, with respect to the compensation of our named executive officers, including determining salaries, annual cash bonuses, restricted stock and change in control and termination arrangements.

New York Mortgage Trust, Inc., a real estate investment trust (REIT), is engaged in the management of high credit quality residential adjustable rate mortgage (ARM) loans and mortgage-backed securities (MBS). The mortgage REIT industry is a highly competitive business that requires a highly qualified executive management team with strong vision and operational skills. The Compensation Committee’s policy is devise and implement compensation for officers and employees commensurate with their position and determined with reference to performance and compensation paid to similarly situated employees and officers of companies which the Compensation Committee deems to be comparable to the Company or with which the Company competes for qualified personnel.

Throughout this proxy statement, the individuals who served as our Co-Chief Executive Officers, Chief Financial Officer and the three most highly compensated officers other than the Co-Chief Executive Officers and the Chief Financial Officer during the 2006 fiscal year, each of whom is listed in the Summary Compensation Table beginning on page 19, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The objectives of the Company’s executive compensation program are to:

•

compensate our named executive officers at a rate commensurate with their positions and determined with reference to performance and compensation paid to similarly situated employees of companies which the Compensation Committee deems to be comparable to our company;

•

align the interests of our executive officers with those of the Company’s stockholders; and

•

to attract and retain highly qualified executive officers.

To accomplish these objectives, the Company uses the five elements discussed below in setting total executive compensation for the named executive officers.

Share Ownership Guidelines

The Company’s named executive officers are not formally required to achieve or maintain any particular level of stock ownership in the Company; however, a number of the named executive officers acquired a significant stock ownership position in the Company upon completion of the Company’s IPO. See “Share Ownership of our Directors and Executive Officers” above.

Process for Setting Executive Compensation

The Compensation Committee has primary responsibility for setting and approving the compensation of the Company’s Co-Chief Executive Officers and reviewing and approving compensation for the Company’s other named executive officers in a manner that is effective and consistent with the Company’s overall executive compensation strategy. As part of that responsibility, the Compensation Committee reviews on an individual basis the performance of each of the Company’s named executive officers, including the Co-Chief Executive Officers.

The Compensation Committee reviews compensation levels for the named executive officers of the Company near the beginning of each calendar year. In determining compensation for a specific executive, the Compensation Committee considers many factors, including the nature of the executive’s job, the executive’s job performance compared to goals and objectives established for the executive at the beginning of the year, the experience level of the executive in his or her current position, the compensation levels of competitive jobs, the financial performance of the Company and certain discretionary factors. For executive officers other than the Co-Chief Executive Officers, the Compensation Committee considers the recommendations made by the Company’s Co-Chief Executive Officers. As of December 31, 2006, Mr. Howe was determined to be a named executive officer of the Company. As such, prior to 2007, all compensation awarded to Mr. Howe was determined and approved by the Company’s Co-Chief Executive Officers.

Under its charter, the Compensation Committee has the authority to engage compensation consultants. In 2005, in order to assist the Compensation Committee in its review of the Company’s executive compensation program, the Compensation Committee retained an independent compensation consultant to advise it on market-based compensation structures for the Company’s named executive officers. The Compensation Committee provided instructions to the compensation consultants pertaining to the scope of work to be performed, but did not direct how the work was performed.

The Compensation Committee annually reviews all elements of compensation and total compensation payable to each of the named executive officers. As part of this review, the Compensation Committee considers the compensation practices at other companies that it deems generally comparable, including certain active and passive mortgage real estate investment trusts selected by our compensation consultant in 2005.

Executive Compensation Program Components

The components of our executive compensation program provide elements of fixed income and variable compensation that are linked to the achievement of individual and corporate goals and the enhancement of value to the Company’s stockholders. In making its decisions with respect to each component of executive compensation, the Compensation Committee takes into consideration the impact on the total value of these components for each executive and all executives as a group. For the fiscal year ended December 31, 2006, the principal components of our executive compensation program were:

•

base salary;

•

annual incentive compensation;

•

long-term equity incentive compensation;

•

benefits; and

•

severance and other similar benefits payable upon termination or a change in control.

The following provides an overview of our approach to each of these elements and an analysis of the executive compensation paid under each of these elements for the 2006 fiscal year.

Base Salary. Base salary represents the fixed element of the Company’s executive compensation program. All of the named executive officers, other than Mr. Howe, received a 3.4% increase over 2005 base salaries in accordance with the terms of the employment agreements entered into by each of the named executive officers upon completion of the Company’s IPO (each an “Employment Agreement” and collectively, the “Employment Agreements”), which increase represented the change in the consumer price index during 2005. Base salaries for 2007 were subject to the terms of the Employment Agreements and reflect a 2.5% increase over 2006 levels and were established in accordance with the terms of the Employment Agreements for these officers. Mr. Howe joined the Company in October 2005 and, pursuant to his offer letter, is eligible for an adjustment to his compensation on each anniversary of his start date with us. In October 2006, Mr. Howe’s base salary was increased to $225,000. Mr. Mumma’s base salary was increased to $434,008 effective March 31, 2007 when he was named President and Co-Chief Executive Officer of our Company.

In the future, the Compensation Committee expects to establish annual base salaries for newly hired executive officers commensurate with the compensation paid to similarly situated employees and officers of companies which the Compensation Committee deems to be comparable to the Company or with which the Company competes for qualified personnel. In establishing base salaries, the Compensation Committee will also consider the level of experience that the executive brings to the position and how successful the executive is in achieving goals established by the Compensation Committee. Salary adjustments will be based on a similar evaluation, a comparison of adjustments made by companies which the Compensation Committee deems to be comparable to the Company and any necessary inflationary adjustments.

Annual Incentive Compensation. Annual incentives exist in the form of bonuses available to each of the named executive officers as a means of linking compensation both to the performance of the Company overall and to objective performance criteria that are within the control of the named executive officer. The Employment Agreements for the Company’s named executive officers, other than Mr. Howe, provide that annual cash incentive bonuses between 0% and 200% of base salary will be paid to the executives, with the actual amount within that range to be determined by the Compensation Committee in its discretion, subject to any annual performance bonus plan approved by the Committee. After reviewing the Company’s financial performance in 2006 and the difficult market conditions in which it is presently operating, the Compensation Committee granted cash bonuses for 2006 only to Messrs. Mumma ($30,000) and Howe ($25,000). Mr. Mumma was granted a discretionary bonus of $30,000 in connection with his assumption of the role of Chief Financial Officer on November 3, 2006. Mr. Howe received a discretionary bonus of $25,000 in connection with his annual performance review. The Compensation Committee did not adopt a formal performance bonus plan for fiscal 2006.

Subject to the terms of the Employment Agreements, annual incentive bonuses may be paid in cash, common stock, stock options, stock appreciation rights, restricted stock, performance shares and incentive shares under the 2005 Plan. To motivate executives to increase their ownership of common stock, the Compensation Committee may, subject to the terms of applicable Employment Agreements, approve that executive officers and key employees receive all or a portion of their bonuses in common stock, stock options, restricted stock, performance shares and incentive shares under the 2005 Plan.

Long-Term Equity Incentive Compensation. The third component of our executive compensation program is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentives are important to motivate and reward the Company’s executive officers and key employees for maximizing stockholder value. Long-term incentives are provided primarily by grants of stock options, stock awards and stock appreciation rights under the Company’s stock plans, which are administered by the Compensation Committee and, with respect to certain employees, by the Company’s Chairman and Co-CEO pursuant to authority delegated by the Compensation Committee. In May 2005, stockholders approved the Company’s 2005 Plan, which replaced the Company’s 2004 Stock Incentive Plan. The purpose of the 2005 plan is to assist the Company in attracting and retaining qualified personnel, by enabling such personnel to participate in the future success of the Company and to align their interests with those of the Company and its stockholders. The Company’s named executive officers have received no long-term equity incentive awards since completion of the Company’s initial public offering.

Benefits. Benefits are also established based upon a determination of what is needed to aid in attracting and retaining executive talent, as well as providing long-term financial security to the Company’s employees and their families. The Company’s executive officers are eligible to participate in the Company’s health, dental and vision plans, and various insurance plans, including disability and life insurance. The primary benefits for the named executive officers are as follows:

•

participation in the Company’s 401(k) Plan (the Company matches 25% of the first 5% of eligible compensation for each of its employees);

•

receipt of dividends on all unvested restricted stock awards (dividends are paid based on the same rate as the dividends on shares of our common stock;

•

life insurance policies and supplemental long-term disability insurance policies purchased by us in the name of each of the named executive officers, other than Mr. Howe.

Severance Benefits Payable Upon Termination of Employment or a Change in Control. In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide the named executive officers with severance protections that are consistent with the severance protections offered by companies similar to us. Consistent with this philosophy and with the employment agreements we have previously entered into with the named executive officers, we believe that severance should be payable to each of the named executive officers in the event his employment is terminated under certain circumstances. Employment agreements are reviewed annually by the Compensation Committee. See “Additional Compensation Arrangements” below.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit on the amount of compensation that may be deducted annually by our company on our tax return with respect to each of the named executive officers. In general, compensation paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders is not subject to this limit. Our 2005 Plan is qualified so that performance-based restricted stock awards granted to the named executive officers under the plan are not subject to the compensation deduction limitations described above. Time-based awards are subject to the compensation deduction limitations. Although the Compensation Committee generally seeks to preserve the federal income tax deductibility of compensation paid, to maintain flexibility in compensating the named executive officers in a manner designed to promote our corporate goals, including retaining and incentivizing the named executive officers, the Compensation Committee has not adopted a policy that all compensation must be deductible. In 2006, we paid no compensation to any of the named executive officers that was subject to the limitations set forth in Section 162(m).

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes and the “Compensation Discussion and Analysis” beginning on page 16. We summarize below the compensation paid or accrued for the fiscal year ended December 31, 2006 to each of our named executive officers:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Stock Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total

David A. Akre	2006	$423,423	—	—	—	—	—	$41,050	$464,473
Co-Chief Executive Officer and Vice Chairman

Steven R. Mumma(3)	2006	$310,200	$30,000	—	—	—	—	$21,403	$361,603
Chief Investment Officer and Chief Financial Officer

A. Bradley Howe	2006	$204,167	$25,000	—	—	—	—	$1,946	$231,113
Senior Vice President, General Counsel and Secretary

Steven B. Schnall(4)	2006	$423,423	—	—	—	—	—	$46,660	$470,083
Chairman, President and Co-Chief Executive Officer

Michael I. Wirth(5)	2006	$347,424	—	—	—	—	—	$35,649	$383,073
Executive Vice President and Chief Financial Officer

Joseph V. Fierro(6)	2006	$341,996	—	—	—	—	—	$18,154	$360,150
Chief Operating Officer of NYMC

——————

(1)

In accordance with SFAS No. 123(R), the amounts in this column reflect the compensation expense for our named executive officers recognized in the Company’s audited financial statements for the year ended December 31, 2006. Represents amounts related to prior year grants. Assumptions used in the calculation of these amounts are included in Footnote 20 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 2, 2007.

(2)

The following amounts were paid as dividends on unvested restricted stock holdings during 2006: Mr. Akre, $20,816; Mr. Mumma, $6,445; Mr. Schnall, $15,539; Mr. Wirth, $16,209; and Mr. Fierro, $6,660. Dividends are paid based on the same rate as the dividends on shares of our common stock. The balance represents premiums payable for life insurance policies in the amount of $3.0 million per person (the amount with respect to Mr. Mumma was $1.5 million) and supplemental long-term disability insurance policies for each of the named executive officers and the value of the matching contribution made by us to the named executive officers

401(k) Plan. We currently match 25% of the first 5% of eligible compensation for each of our employees for purposes of calculating our matching contribution.

(3)

Mr. Mumma was named Chief Financial Officer effective November 3, 2006 and President and Co-Chief Executive Officer of our company effective March 31, 2007.

(4)

Mr. Schnall resigned as President and Co-Chief Executive Officer effective March 31, 2007.

(5)

Mr. Wirth resigned as Executive Vice President, Chief Executive Officer, Secretary and Treasurer effective November 3, 2006.

(6)

Mr. Fierro resigned as Chief Operating Officer of NYMC effective March 31, 2007.

Grants of Plan-Based Awards

The Company did not grant plan-based awards to the named executive officers during the year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year End

The following table lists the shares of unvested restricted common stock and unexercised options to purchase shares of our common stock held by the named executive officers that are outstanding as of December 31, 2006. Performance-based restricted stock awards are reflected in the table below at target payout amounts. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
	(#) Exercisable	(#) Unexercisable	(#)	($)		(#)	($)	(#)	($)

David A. Akre	—	—	—	—	—	—	—	21,241	$64,785
Steven R. Mumma	—	—	—	—	—	—	—	6,577	$20,060
A. Bradley Howe	—	—	—	—	—	—	—	—	—
Steven B. Schnall	123,550	—	—	$9.00	6/29/2007(3)	—	—	15,856	$48,361
Michael I. Wirth	—	—	—	—	—	—	—	—	—
Joseph V. Fierro	52,950	—	—	$9.00	6/29/2007(3)			6,796	$20,728

——————

(1)

The outstanding unvested shares of restricted stock held by Messrs. Akre and Mumma will vest on June 29, 2007. In connection with separation and release agreements entered into effective March 31, 2007, the outstanding unvested shares of restricted stock held by Messrs. Schnall and Fierro vested on March 31, 2007. In connection with Mr. Wirth’s departure from our company effective November 3, 2006, Mr. Wirth forfeited his unvested shares of restricted stock. All shares set forth in this column were granted in connection with the Company’s initial public offering.

(2)

Value is determined by multiplying the number of unvested shares by $3.05, the closing sale price for our common stock on December 29, 2006.

(3)

As a result of the resignations of Messrs. Schnall and Fierro, these options expire on June 29, 2007. These options were originally scheduled to expire on June 29, 2009.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options, SARs and similar instruments and the vesting of restricted stock (including restricted stock, restricted stock units and similar instruments) for the named executive officers during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
	(#)	($)	(#)	($)

David A. Akre	—	—	21,241	$86,238
Steven R. Mumma	—	—	6,577	$26,703
A. Bradley Howe	—	—	—	—
Steven B. Schnall	—	—	15,856	$64,375
Michael I. Wirth	—	—	16,540	$67,152
Joseph V. Fierro			6,796	$27,592

——————

(1)

Value is determined by multiplying the number of unvested shares by $4.06, the closing sale price for our common stock on June 29, 2006.

Additional Compensation Arrangements

Employment Agreements

We entered into Employment Agreements with each of the executive officers named in the executive compensation table above, other than Mr. Howe, simultaneous with our IPO. In each of December 2004 and March 2007, we amended Mr. Mumma’s Employment Agreement to increase his base salary to be commensurate with his job responsibilities. The Employment Agreements provide that these executive officers are eligible to participate in our stock incentive plans. The Employment Agreements also provide that these executive officers are eligible to receive annual cash incentive bonuses under our approved bonus plans. On September 15, 2005, we executed an offer letter that contains the material terms of Mr. Howe’s employment with us.

The Employment Agreements for Messrs. Akre and Mumma will expire on December 31, 2008, unless further extended or sooner terminated, and will be automatically extended for one additional calendar year effective January 1 of each calendar year unless we or the executive provides the other with a notice of non-renewal by no later than the October 31 immediately preceding such January 1. Effective March 31, 2007, Messrs. Schnall and Fierro terminated their Employment Agreements with us pursuant to a separation and release agreement and Mr. Wirth’s Employment Agreement with us terminated with his departure from our company effective November 3, 2006. For the year ending December 31, 2006, the Employment Agreements with the named executive officers provided the following annual base salaries: Steven B. Schnall, $423,423; David A. Akre, $423,423; Michael I. Wirth, $347,424; Joseph V. Fierro, $341,996; and Steven R. Mumma, $310,200. Pursuant to their Employment Agreements each of these named executive officers, base salaries were increased by 2.5%, the percentage equal to the increase in the Consumer Price Index for 2006, effective January 1, 2007. Effective each January 1 hereafter, each of Messrs. Akre and Mumma will receive a minimum percentage increase in his prior year’s base salary equal to the increase in the Consumer Price Index for the preceding year. These agreements also provide that the executives are eligible to participate in our annual cash incentive bonus plan adopted by the Compensation Committee for each fiscal year during the term providing for cash bonuses of up to two times the executive’s base salary. Effective March 31, 2007, the Board of Directors approved an increase in Mr. Mumma’s base salary to $434,008 and the related amendment to Mr. Mumma’s employment agreement.

Mr. Howe’s offer letter provides that he will receive a minimum annual base salary of $200,000 and is eligible to receive a performance bonus in a target amount of 25% of his base salary, one-half of which is payable in cash and one-half of which is payable in performance shares issuable under the 2005 Plan. Any performance shares awarded to Mr. Howe under this performance bonus plan will vest ratably over 3 years.

The Employment Agreements for Messrs. Akre and Mumma provide that the named executive officers will devote substantially all of his business time to our operations (except as we otherwise agree, including on behalf of any of our subsidiaries); provided however that the executives named above are not precluded from serving as a director or trustee in any other firm or from pursuing real estate investments and other personal investments, as long as those activities do not interfere with the performance of the executive’s duties or violate the non-competition provisions in the agreements. The Employment Agreements permit us to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•

committing fraud or misappropriating, stealing or embezzling funds or property from us or our affiliates, or attempting to secure personally any profit in connection with any transaction entered into or on our behalf or on behalf of our affiliates;

•

knowingly violating or breaching any material law or regulation to the material detriment of us or our affiliates;

•

conviction of, or the entry of a plea of guilty or nolo contendere to, a felony which in the reasonable opinion of the board of directors brings the executive into disrepute or is likely to cause material harm to our business, customer or suppliers relations, financial condition or prospects;

•

a willful failure by the executive to perform his material duties under the employment agreement that continues for a period of 30 days after written notice to the executive; or

•

the breach of any non-competition, non-disclosure or non-solicitation agreement between the executive and us that causes or is reasonably likely to cause material harm to us.

In addition, each of the named executive officers named above has the right under his employment agreement to resign for “good reason” in the event of (a) an assignment to the executive of any material duties inconsistent with the executive’s position with us or a substantial adverse alteration in the nature or status of the executive’s responsibilities without the consent of the executive; (b) a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of our company without the consent of the executive; (c) a failure on our part to comply with any material provision of the employment that is not cured within 30 days after written notice to us; (d) any failure on our part to pay the executive’s base salary or any incentive bonus to which the executive is entitled under our bonus plan that, in either case, is not cured within ten days after written notice to us, or any failure of our compensation committee to approve a bonus plan for any fiscal year; and (e) the relocation of our principal place of business outside of a fifty mile radius of Midtown Manhattan without the consent of the executive. Mr. Howe’s offer letter provides for substantially similar definitions of “cause” and “good reason” to those described above.

Pursuant to their Employment Agreement, the executives named above receive four weeks of paid vacation annually and various other customary benefits. In addition, we have purchased a term life insurance policy for each of the executives named above (other than Mr. Howe), with a death benefit of $3.0 million (except for Mr. Mumma, whose death benefit is $1.5 million), and will also reimburse each of the named executive officers (other than Mr. Howe) for the income tax they incur with respect to our payment of the premiums on these policies.

We have the right to obtain a key man life insurance policy for our benefit on the life of each of our executives.

The Employment Agreements referred to above also provide that the named executives are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of such benefit plans as in effect from time to time.

If the executives’ employment is terminated for “cause” or the executive resigns other than for “good reason,” we will pay the executive his full base salary through to the date of termination and reimburse the executive for all reasonable and customary expenses associated with his employment by us through the date of termination. If however, we terminate the executive, other than Mr. Howe, without cause (other than for death or disability) or the executive terminates his employment for good reason, we will be obligated to pay (a) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro rata amounts to which the executive is entitled as of the date of termination under any compensation plan or program of ours, including the annual bonus plan and all accrued but unused vacation time; (b) a lump sum payment of an amount equal to (i) the sum of the executive’s base salary in effect as of the date of termination plus the executive’s highest annual bonus earned in the last three fiscal years multiplied by (ii) the lesser of (A) three or (B) the number of whole months remaining under the employment agreement divided by 12; (c) the payment of premiums for group health coverage for 18 months following the date of termination; and (d) other benefits as provided for in such employment agreement. In the event Mr. Howe is terminated other than for cause or Mr. Howe resigns for good reason, we are obligated to pay Mr. Howe an amount equal to six months’ base salary and provide medical and health benefits for a six-month period following the termination of his employment.

In the event Mr. Howe is terminated other than for cause or Mr. Howe resigns for good reason, we are obligated to pay Mr. Howe an amount equal to six months’ base salary.

In the event we deliver to the executive, other than Mr. Howe, a notice of non-renewal of his Employment Agreement, the executive will have the right to resign at any time during the remainder of his employment term and we will be obligated to pay (a) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro rata amounts to which the executive is entitled as of the date of termination under any compensation plan or program of ours, including the annual bonus plan and all accrued but unused vacation time; (b) a lump sum payment of an amount equal to the sum of the executive’s base salary in effect as of the date of termination plus the executive’s highest annual bonus earned in the last three fiscal years; (c) the payment of premiums for group health coverage for 18 months following the date of termination; and (d) other benefits as provided for in such employment agreement.

In addition, in the event of a termination of an executive’s employment by us for any reason other than for cause, or any resignation by an executive following receipt from us of a notice of non-renewal, all of the options, restricted stock awards and any other equity awards granted to such executive shall become fully vested, unrestricted and exercisable as of the date of termination.

Our obligation to make payments to an executive as described above is conditioned on the executive’s delivery to us of a general release of all claims against us.

Upon a change in control of us, all of the options, restricted stock awards and any other equity awards granted to such executive shall become fully vested, unrestricted and exercisable as of the date of termination, except in the case of Mr. Howe. In general terms, a change of control of us will be deemed to occur:

•

if a person or entity, acting alone or as part of a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, acquires more than 50% of our then outstanding voting securities;

•

if the holders of our outstanding voting securities approve the transfer of all or substantially all of our total assets on a consolidated basis;

•

if the holders of our outstanding voting securities approve a transaction pursuant to which we will undergo a merger, consolidation, or statutory share exchange (unless the holders of our voting shares immediately prior to the transaction have at least 50% of the combined voting power of the securities in the surviving entity resulting from the transaction or its parent);

•

if the holders of our outstanding voting securities approve a plan of complete liquidation or upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets;

•

if a majority of the members of our board of directors votes in favor of a resolution stating that a change in control of us has occurred; or

•

if our continuing directors cease for any reason to constitute a majority of the members of our board of directors.

During an executive’s employment with us and for a 24 month period after termination of an executive’s employment for any reason (other than a resignation following receipt by the executive of a notice of non-renewal, in which case the period shall be 12 months after termination), each executive under these employment agreements has agreed not to compete with us by working with or investing in (subject to certain limited exceptions) any enterprise engaged in our principal line of business, or a line of business that we plan on entering, in any state where we presently conduct or intend to conduct business. In addition, each executive under these employment agreements has agreed to not solicit, induce or attempt to induce any person who has been employed by us or our affiliates, suppliers, licensees or consultants within six months prior to the date of termination.

Potential Payments Upon Termination or a Change in Control

The following tables represent the payments due to the named executive officers in the event termination or change in control payments would have been triggered under their Employment Agreements as of December 31, 2006. Effective March 31, 2007, Messrs. Schnall and Fierro resigned their executive positions with our company and terminated their employment agreements. For further information on the terms of the Employment Agreements for the named executive officers, see “Executive Compensation — Additional Compensation Arrangements — Employment Agreements” above and also the actual employment agreements, which are filed as exhibits to our Annual Report on Form 10-K.

Payments Due Upon Termination Without Cause(1)

Name	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
	($)	($)	($)	($)	($)	($)	($)	($)

David A. Akre	1,270,269	585,000	64,785	—	—	—	8,237	1,928,291
Steven R. Mumma	930,600	450,000	20,060	—	—	—	11,517	1,412,177
A. Bradley Howe	112,500	—	—	—	—	—	—	112,500
Steven B. Schnall	1,270,269	585,000	48,361	—	—	—	11,517	1,915,147
Joseph V. Fierro	1,025,988	471,000	20,726	—	—	—	11,517	1,529,231

——————

(1)

The value of all unvested shares of restricted stock is based on the number of shares that would vest upon termination multiplied by $3.05, the closing price of our common stock on December 29, 2006.

Payments Due Upon Termination Due to Disability(1)

Name	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
	($)	($)	($)	($)	($)	($)	($)	($)

David A. Akre	211,712		64,785				8,447	284,944
Steven R. Mumma	155,100		20,060				6,824	181,984
A. Bradley Howe	112,500		—				2,739	115,239
Steven B. Schnall	211,712		48,361				13,576	273,649
Joseph V. Fierro	170,998		20,726				3,839	195,563

——————

(1)

The value of all unvested shares of restricted stock is based on the number of shares that would vest upon termination multiplied by $3.05, the closing price of our common stock on December 29, 2006.

Payments Due Upon Termination Due to Death(1)

Name	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
	($)	($)	($)	($)	($)	($)	($)	($)

David A. Akre	423,423		64,785					488,208
Steven R. Mumma	310,200		20,060					330,260
A. Bradley Howe	112,500		—					112,500
Steven B. Schnall	423,423		48,361					471,784
Joseph V. Fierro	341,996		20,726					362,722

——————

(1)

The value of all unvested shares of restricted stock is based on the number of shares that would vest upon termination multiplied by $3.05, the closing price of our common stock on December 29, 2006.

Payments Due Upon Change In Control(1)

Name	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
	($)	($)	($)	($)	($)	($)	($)	($)

David A. Akre	1,270,269	585,000	64,785	—	—	—	8,237	1,928,291
Steven R. Mumma	930,600	450,000	20,060	—	—	—	11,517	1,412,177
A. Bradley Howe	112,500	—	—	—	—	—	—	112,500
Steven B. Schnall	1,270,269	585,000	48,361	—	—	—	11,517	1,915,147
Joseph V. Fierro	1,025,988	471,000	20,726	—	—	—	11,517	1,529,231

——————

(1)

The value of all unvested shares of restricted stock is based on the number of shares that would vest upon termination multiplied by $3.05, the closing price of our common stock on December 29, 2006.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the committee recommends that it be included in this proxy statement.

Compensation Committee
Thomas W. White (Chairman)
David R. Bock
Alan L. Hainey
Steven G. Norcutt
Mary Dwyer Pembroke
Jerome F. Sherman

April 12, 2007

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No Compensation Committee interlocks or insider participation on compensation decisions exist. All members of our Compensation Committee are independent in accordance with the Company’s criteria.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of Jerome F. Sherman (Chairman), David R. Bock and Steven G. Norcutt, and operates under a written charter.

The Audit Committee oversees New York Mortgage Trust, Inc.’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2006 in the annual report to stockholders.

The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards 61 (SAS 61), as modified or supplemented, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independent Standards Board Standard No. 1, as modified or supplemented, and has discussed with the independent registered public accounting firm its independence from the Company.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee also recommended that Deloitte & Touche LLP be retained as the Company’s independent registered public accounting firm for the 2007 fiscal year.

Audit Committee
Jerome F. Sherman (Chairman)
David R. Bock
Steven G. Norcutt

April 12, 2007

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for our company as of and for the years ended December 31, 2006 and 2005, by Deloitte & Touche LLP were as follows:

Fee Type	2006	2005

Audit Fees(1)	$950,000	$790,000
Audit-Related Fees(2)	37,500	285,800
Tax Fees(3)	75,000	80,000
All Other Fees	200,000	225,000
Total Fees	$1,262,500	$1,380,800

——————

(1)

Audit Fees represent the aggregate fees billed for professional services rendered to us and our subsidiaries with respect to the integrated audit of our consolidated financial statements and our Annual Report on Internal Control over Financial Reporting included in our annual reports and the reviews of the financial statements included in our quarterly reports.

(2)

Audit-Related Fees represent the aggregate fees billed for professional services related to the issuance of procedures, letters and related services in connection with loan securitizations, a shelf registration statement filed on Form S-3 under the Securities Act of 1933, as amended and the review of accounting matters for anticipated transactions or new accounting pronouncements and general discussions regarding the application of accounting principles.

(3)

Tax Fees represent the aggregate fees billed for professional services rendered in the preparation of our tax returns.

Policies and Procedures

The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by the independent auditor. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, employees, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee has determined that the provision of non-audit services performed by Deloitte & Touche during 2006 is compatible with maintaining Deloitte & Touche’s independence from the Company as its independent registered public accounting firm. For the year ended December 31, 2006, the Audit Committee pre-approved all services rendered by Deloitte & Touche LLP.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

ANNUAL REPORT

The Company’s 2006 Annual Report to Stockholders is being mailed to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORTS

The SEC rules allow for the delivery of a single copy of an annual report to stockholders and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, American Stock Transfer & Trust Company, by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to New York Mortgage Trust, Inc., 1301 Avenue of the Americas, New York, New York, 10019, Attention: Secretary. You can also refer to our web site at www.nymtrust.com. Information at, or connected to, our website is not and should not be considered part of this proxy statement.

By order of the Board of Directors,

A. Bradley Howe
Secretary

April 27, 2007
New York, New York

PROXY

NEW YORK MORTGAGE TRUST, INC.

Annual Meeting of Stockholders
Solicited by the Board of Directors

The undersigned hereby appoints A. Bradley Howe and Nathan R. Reese and each of them as attorney-in-fact and proxy of the undersigned, each with the full power of substitution, to represent the undersigned and hereby authorizes each of Messrs. Howe and Reese to vote, as designated below, all of the shares of common stock of New York Mortgage Trust, Inc. held of record by the undersigned on April 18, 2007, at the Annual Meeting of Stockholders to be held on June 14, 2007, at 9:30 a.m., local time, at The Warwick New York Hotel, 65 West 54th Street, New York, New York 10019, and any adjournment or postponement thereof, as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged.

(Continued and to be signed on the reverse side.)

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A	☐	Please mark your votes as in this example

The Board of Directors recommends a vote “FOR” each of  Proposals One and Two listed below.

		FOR ALL NOMINEES	WITHHOLD AUTHORITY	FOR ALL EXCEPT
			to vote for all nominees listed below.	(See instructions below)
1.	Proposal to elect nine directors (“Proposal One”).	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

Nominees:	☐ David A. Akre
☐ David R. Bock
☐ Alan L. Hainey
☐ Steven R. Mumma
☐ Steven G. Norcutt
☐ Mary Dwyer Pembroke
☐ Steven B. Schnall
☐ Jerome F. Sherman
☐ Thomas W. White

		FOR	AGAINST	ABSTAIN
2.

To consider and act upon a proposal to ratify, confirm and approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007  (“Proposal Two”).

		☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for director and “FOR” the ratification and approval of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated	, 2007
(Be sure to date Proxy)

Signature and Title, if applicable

Signature if held jointly

NOTE:

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

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